Exhibit 99.1

Vermillion Reports First Quarter 2019 Financial Results

Conference Call scheduled for today, May 14th at 4:30 p.m. ET

AUSTIN, Texas — May 14, 2019 — Vermillion, Inc. (NASDAQ: VRML), a bioanalytical-based women’s health company focused on gynecologic disease, today reported its financial results for the first quarter ended March 31, 2019.

“We are very pleased by the reception of OVA1+, our next-generation technology launched just last quarter, and our sales this quarter are reflective of the positive responses we are seeing in the market,” stated Valerie Palmieri, President and CEO of Vermillion. “OVA1+ is truly a leap forward, and the feedback from providers and patients has been tremendous. We believe that our risk assessment offerings have the potential to change the paradigm in ovarian cancer risk management.”

“2019 will be a transformative year for Vermillion as we continue to roll-out OVA1+, CA125 ethnic disparity gap awareness, and our full commercial strategy.  We have strategically expanded our commercialization team and increased the number of lives under coverage as we continue to add national carriers. We believe we are well positioned to continue to build on the positive momentum and it is time that all women of every socioeconomic background receive the best care possible and we are proud and excited to make that happen.”

Recent Corporate Developments Highlights

Commercial Expansion:

Sales Team Expansion

Completed the company’s second phase of commercial expansion having added a total of 20 sales representatives.  Sales territories are fully staffed at this time and test volumes continue to gain traction as sales representatives gain experience in their territories. First quarter 2019 volume increased nearly 30% from the prior year period and we expect second quarter volume to continue to gain strength, with April volume expected to be up over 60% year over year.

New Product Launches and Extensions:

Genetic Testing Offering

Foundation in place to add genetic testing into our pelvic mass risk assessment management portfolio in June 2019. Approximately 15% of ovarian cancer is due to a genetic predisposition.  This offering will include a Hereditary Breast Ovarian Cancer Panel and a Prenatal Carrier Screen panel.  This complementary product offering will be at the same call point as OVA1+ and testing results will be reported in a combined report with OVA1+.  The sales force is very seasoned, with 60% of sales representatives and 75% of sales management having genetic testing sales experience.

Watch and Wait Solution

The new offering will allow physicians to monitor women with a mass to delay or avoid unnecessary surgery.  Submitted an abstract to the European Society of Gynecological Oncology (ESGO) and will submit a manuscript to a domestic journal in support of the launch of our Watch and Wait product later in the first half of 2019. The product will be a laboratory test initially, with study design to allow us to ultimately submit for FDA clearance.

Ethnic Disparity

Announced acceptance of a paper entitled: “Multivariate Index Assay is Superior to CA125 and HE4 Testing in Detection of Ovarian Malignancy in African American Women” in the journal Biomarkers in Cancer. The paper reviews data that show the Company’s OVA1® multivariate index assay has superior sensitivity to CA125 and HE4 (Risk of Malignancy Algorithm ROMA) in detecting ovarian malignancy risk in all populations, with marked improvement in detecting ovarian cancer in the African American population.

First Quarter Financial Highlights

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Total revenue for the first quarter 2019 was $803 thousand, an increase of 24% compared to $649 thousand in the prior year period. The increase in total revenue is mainly attributable to the increase in product sales.

•	Product revenue for the first quarter 2019 was $779 thousand, an increase of 27% compared to $613 thousand in the prior year period. The increase in product revenue is due to a 27% increase in volume.

•	The number of OVA1+ tests performed during the first quarter of 2019 increased 27% to 2,313 OVA1 tests compared to the prior year period.

•

Revenue on a per-test-performed basis was $337 in the first quarter 2019, which was flat compared to the prior year quarter. In the first quarter 2019, the percent of test performed that patients paid out of pocket increased due to high deductibles and new market growth.

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Total operating expenses for the first quarter 2019 were $3.83 million versus $2.68 million in the prior year period.  The increase is primarily driven by the expansion in the commercialization team, as well as one time spending on data to support clinical evidence.

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Net loss attributable to common shareholders for the first quarter 2019 was $3.72 million or $(0.05) per share, as compared to a net loss of $2.85 million or $(0.05) per share in the same prior year period.

•	Cash and cash equivalents at March 31, 2019 were $6.2 million, compared to $9.4 million at December 31, 2018.

Conference Call and Webcast

Vermillion’s President and CEO, Valerie Palmieri, will host a call today at 4:30 p.m. Eastern Time to discuss results followed by a question and answer period.

Tuesday, May 14th @ 4:30pm Eastern Time

Domestic:877-407-4018

International:201-689-8471

Conference ID:13690183

Webcast:http://public.viavid.com/index.php?id=134288

About Vermillion, Inc.

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve gynecologic health outcomes for women. Vermillion, along with its prestigious scientific collaborators, discovers, develops, and delivers innovative diagnostic and technology tools that help women with serious diseases.  The company's initial in vitro diagnostic test, OVA1® (MIA), was the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, and represented a new class of software-based liquid biopsy in vitro diagnostics. In March 2016, Vermillion received FDA clearance for Overa™, a Multivariate Index Assay 2nd Generation (MIA2G) test with significantly improved specificity and ease of use. For additional information, including published clinical trials, visit www.vermillion.com.

Visit our website for more information about our products at www.vermillion.com.

Forward-Looking Statement

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties.

All statements other than statements of historical facts contained in this press release are forward-looking statements. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties inherent in Vermillion’s business, including those described in the section entitled “Risk Factors” in Vermillion’s Annual Report on Form 10-K for the year ended December 31, 2018 as supplemented by the section entitled “Risk Factors” in Vermillion’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.  The events and circumstances reflected in Vermillion’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.  Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-535-7742

Arr@LifeSciAdvisors.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$6,174	$9,360
Accounts receivable	699	786
Prepaid expenses and other current assets	605	550
Inventories	98	92
Total current assets	7,576	10,788
Property and equipment, net	531	608
Other assets	147	12
Total assets	$8,254	$11,408

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,157	$950
Accrued liabilities	1,879	1,825
Short-term debt	190	189
Other current liabilities	110	-
Total current liabilities	3,336	2,964
Non-current liabilities:
Long-term debt	1,244	1,292
Other non-current liabilities	37	-
Total liabilities	4,617	4,256
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at March 31, 2019 and December 31, 2018	-	-
Common stock, par value $0.001 per share, 150,000,000 shares authorized at March 31, 2019 and December 31, 2018; 75,532,748 and 75,501,394 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	75	75
Additional paid-in capital	414,202	414,001
Accumulated deficit	(410,640)	(406,924)
Total stockholders’ equity	3,637	7,152
Total liabilities and stockholders’ equity	$8,254	$11,408

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Revenue:
Product	$779	$613
Service	24	36
Total revenue	803	649
Cost of revenue(1):
Product	516	533
Service	178	270
Total cost of revenue	694	803
Gross profit (loss)	109	(154)
Operating expenses:
Research and development(2)	209	142
Sales and marketing(3)	2,364	1,225
General and administrative(4)	1,255	1,314
Total operating expenses	3,828	2,681
Loss from operations	(3,719)	(2,835)
Interest income (expense), net	7	(12)
Other income (expense), net	(4)	(3)
Net loss	$(3,716)	$(2,850)
Net loss per share - basic and diluted	$(0.05)	$(0.05)
Weighted average common shares used to compute basic and diluted net loss per common share	75,507,532	60,037,161
Non-cash stock-based compensation expense included in cost of revenue and operating expenses:
(1) Cost of revenue	$16	$30
(2) Research and development	2	1
(3) Sales and marketing	22	43
(4) General and administrative	144	108